As filed with the Securities and Exchange Commission on November 20, 1998

                                                      Registration No. 333-65781




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         Post-Effective Amendment No. 1
                                   on Form S-8
                                       to
                                    Form S-4
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                            GENERAL ELECTRIC COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

       New York                                        14-0689340
  (State or Other Jurisdiction           (I.R.S. Employer Identification Number)
 of Incorporation or Organization)

    3135 Easton Turnpike
   Fairfield, Connecticut                                  06431-0001
(Address of Principal Executive Offices)                   (Zip Code)

                         Amended and Restated Stock Option Plan for Employees of
                           Marquette Electronics, Inc.
     Marquette Electronics, Inc. Directors' (Non-Employee) Stock Option Plan
                         E For M 1991 Stock Option Plan
                   E For M 1991 Key Employee Stock Option Plan
                           (Full Titles of the Plans)

                                Robert E. Healing
                            General Electric Company
                              3135 Easton Turnpike
                        Fairfield, Connecticut 06431-0001
                                 (203) 373-2243
 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                                    Copy to:

                                 Sidley & Austin
                            One First National Plaza
                             Chicago, Illinois 60603
                                 (312) 853-7000
                            Attention: Thomas A. Cole

                             INTRODUCTORY STATEMENT

         General Electric Company, a New York corporation (the "Registrant"), hereby amends its Registration Statement on Form S-4 (Registration No. 333-65781), effective October 16, 1998 (the "Form S-4"), by filing this Post-Effective Amendment No. 1 on Form S-8 to the Form S-4, relating to 843,120 shares of Common Stock, par value $.16 per share, of the Registrant (the "Common Stock") issuable in connection with the Amended and Restated Stock Option Plan for Employees of Marquette Electronics, Inc., the Marquette Electronics, Inc. Directors' (Non-Employee) Stock Option Plan, the E For M 1991 Stock Option Plan and the E For M 1991 Key Employee Stock Option Plan (collectively, the "Plans").

         On November 20, 1998, Marquette Medical Systems, Inc., a Wisconsin corporation ("Marquette"), became a wholly-owned subsidiary of the Registrant upon consummation of the merger (the "Merger") contemplated by the Agreement and Plan of Merger dated as of September 20, 1998 (the "Merger Agreement") among the Registrant, a wholly-owned subsidiary of the Registrant, and Marquette. Each option (an "Outstanding Option") to purchase Common Shares, $.10 par value per share, of Marquette ("Marquette Common Stock"), which was outstanding immediately prior to the effective time of the Merger (the "Effective Time") pursuant to the Plans became an option to purchase the number of shares of Common Stock, $.16 par value per share, of the Registrant ("Common Stock"), decreased to the nearest whole share, determined by multiplying (i) the number of shares of Marquette Common Stock subject to such Outstanding Option immediately prior to the Effective Time by (ii) 0.508 (the "Exchange Ratio"), at an exercise price per share of Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Marquette Common Stock immediately prior to the Effective Time divided by the Exchange Ratio. Pursuant to the Merger Agreement, on November 20, 1998, Marquette adopted certain amendments to the Plans which impact the exercisability of the Outstanding Options (copies of these amendments are filed as Exhibits 4.6 and 4.8 to this Registration Statement). Except as provided in such amendments, each Outstanding Option will otherwise be exercisable upon the same terms and conditions as were applicable immediately prior to the Effective Time.

         This Post-Effective Amendment relates to the offer and sale after the Effective Time of Common Stock pursuant to and in accordance with the Outstanding Options. This Post-Effective Amendment relates only to the 843,120 shares of Common Stock registered on the Form S-4 that will not be issued in the Merger and that are issuable with respect to the Plans.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents heretofore filed (file number 1-00035) by the Registrant with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

1. The Registrant's Annual Report on Form 10-K for the year ended December 31, 1997;

2. The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, respectively; and

3. The description of the Common Stock contained in the Registration Statement on Form S-4 (Registration No. 333-65781) to which this Post-Effective Amendment No. 1 relates under the caption "Description of GE Common Stock".

         All reports and other documents filed by the Registrant pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 721 of the New York Business Corporation Law ("NYBCL") provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its stockholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

         Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

         Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

         Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

         Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

         Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

         Section 6 of the Restated Certificate of Incorporation, as amended, of the Registrant provides in part as follows:

                  A person who is or was a director of the corporation shall have no personal liability to the corporation or its stockholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.

         Article XI of the bylaws, as amended, of GE provides, in part, as follows:

                  The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein, provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph A shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph.

          The Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 727 of the NYBCL.

Item 7.  Exemptions from Registration Claimed.

         Not Applicable.

Item 8.   Exhibits.

          (a) The following is a list of Exhibits included as part of this Registration Statement. Items marked with a single asterisk are filed herewith. Items marked with a double asterisk were filed by the Registrant with the SEC on October 16, 1998 with the Form S-4 to which this Post-Effective Amendment relates.

      4.1 The Certificate of Incorporation, as amended, and By-laws, as amended, of General Electric Company are incorporated by reference to Exhibit (3) of General Electric's Current Report on Form 8-K dated April 28, 1997.

      4.2 Amended and Restated Stock Option Plan for Employees of Marquette Electronics, Inc. (filed as Exhibit 10.70 to Marquette Medical Systems, Inc.'s Form 10-K for the fiscal year ended April 30, 1992 and incorporated herein by reference) (File No. 0-18724).
      4.3 Amendment No. 1 to Amended and Restated Stock Option Plan for Employees of Marquette Electronics, Inc. adopted September 10, 1998 (filed as Exhibit 10.15 to Marquette Medical Systems, Inc.'s Form 10-K for the fiscal year ended April 30, 1994 and incorporated herein by reference) (File No. 0-18724).

      4.4 Amendment No. 2 to Amended and Restated Stock Option Plan for Employees of Marquette Electronics, Inc. adopted June 2, 1994 (filed as Exhibit 10.16 to Marquette Medical Systems, Inc.'s Form 10-K for the fiscal year ended April 30, 1994 and incorporated herein by reference) (File No. 0-18724).

      4.5 Amendment No. 3 to Amended and Restated Stock Option Plan for Employees of Marquette Electronics, Inc. adopted May 21, 1996 (filed as Exhibit 10.6 to Marquette Medical Systems, Inc.'s Form 10-K for the fiscal year ended April 30, 1996 and incorporated herein by reference) (File No. 0-18724).

    *4.6 Amendment No. 4 to Amended and Restated Stock Option Plan for Employees of Marquette Electronics, Inc. adopted November
           20, 1998.

     4.7 Marquette Electronics, Inc. Directors (non-employee) Stock Option Plan adopted August 19, 1993 (filed as Exhibit 10.23 to Marquette Medical Systems, Inc.'s Form 10-K for the fiscal year ended April 30, 1994 and incorporated herein by reference) (File No. 0-18724).

    *4.8 Amendment No. 1 to Marquette Electronics, Inc. (non-employee) Stock Option Plan adopted November 20, 1998.

      4.9 E For M 1991 Stock Option Plan (filed as Exhibit 4.1 to Marquette Medical Systems, Inc.'s Registration Statement on From S-8 filed on February 13, 1996 (File No. 333-01334) and incorporated herein by reference).

  *4.10 Amendment No. 1 to E For M 1991 Stock Option Plan adopted on November 20, 1998.

    4.11 E For M 1991 Key Employee Stock Option Plan (filed as Exhibit 4.2 to Marquette Medical Systems, Inc.'s Registration Statement on Form S-8 filed on February 13, 1996 (File No. 333-01334) and incorporated herein by reference).

  *4.12 Amendment No. 1 to E For M 1991 Key Employee Stock Option Plan adopted on November 20, 1998.

   *5.1 Opinion of Robert E. Healing, Corporate Counsel for General Electric Company, as to the legality of the securities being registered.

  *23.1    Consent of KPMG Peat Marwick LLP.

 *23.2 Consent of Robert E. Healing (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

**24.1     Powers of Attorney.

         (b)      Not applicable.

Item 9.  Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of Connecticut, on November 20, 1998.


                            GENERAL ELECTRIC COMPANY


                                           By:    Robert E. Healing
                                                  -------------------------
                                                  Name:  Robert E. Healing
                                                  Title:  Attorney-in-Fact

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                 Name                              Capacity                           Date

                   *
-----------------------------------       Chairman of the Board, Chief          November 20, 1998
        John F. Welch, Jr.                Executive Officer and Director
                                          (Principal Executive Officer)

                   *
-----------------------------------       Vice Chairman of the Board,           November 20, 1998
        Eugene F. Murphy                  Executive Officer and Director


                   *
-----------------------------------       Vice Chairman of the Board,           November 20, 1998
        John D. Opie                      Executive Officer and Director


                   *
-----------------------------------       Senior Vice President Finance,        November 20, 1998
        Dennis D. Dammerman               Chief Financial Officer and
                                          Director (Principal Financial
                                          Officer)

                   *
-----------------------------------       Vice President and Comptroller        November 20, 1998
        Philip D. Ameen                   (Principal Accounting Officer)


                   *
-----------------------------------       Director                              November 20, 1998
        James I. Cash, Jr.


                    *
-----------------------------------       Director                              November 20, 1998
        Claudio X. Gonzales


                    *
-----------------------------------       Director                              November 20, 1998
        Andrea Jung


                   *
-----------------------------------       Director                              November 20, 1998
        Gertrude G. Michelson


                    *
-----------------------------------       Director                              November 20, 1998
        Sam Nunn


                   *
-----------------------------------       Director                              November 20, 1998
        Roger S. Penske


                   *
-----------------------------------       Director                              November 20, 1998
        Frank H.T. Rhodes


                    *
-----------------------------------       Director                              November 20, 1998
        Andrew C. Sigler


                   *
-----------------------------------       Director                              November 20, 1998
        Douglas A. Warner III


*By     Robert E. Healing
        ----------------------
        As Attorney-in-fact





                                  Exhibit Index

         The following is a list of Exhibits included as part of this Registration Statement. Items marked with a single asterisk are filed herewith.
Items marked with a double asterisk were filed by the Registrant with the SEC on October 16, 1998 with the Form S-4 to which this Post-Effective Amendment relates.

4.1 The Certificate of Incorporation, as amended, and By-laws, as amended, of General Electric Company are incorporated by reference to Exhibit (3) of General Electric's Current Report on Form 8-K dated April 28, 1997.

4.2  Amended and Restated Stock Option Plan for Employees of Marquette
     Electronics, Inc. (filed as Exhibit 10.70 to Marquette Medical Systems,
     Inc.'s Form 10-K for the fiscal year ended April 30, 1992 and incorporated herein by reference) (File No. 0-18724).

4.3  Amendment No. 1 to Amended and Restated Stock Option Plan for Employees of
     Marquette Electronics, Inc. adopted September 10, 1998 (filed as Exhibit
     10.15 to Marquette Medical Systems, Inc.'s Form 10-K for the fiscal year ended April 30, 1994 and incorporated herein by reference) (File No.
     0-18724).

4.4  Amendment No. 2 to Amended and Restated Stock Option Plan for Employees of
     Marquette Electronics, Inc. adopted June 2, 1994 (filed as Exhibit 10.16 to
     Marquette Medical Systems, Inc.'s Form 10-K for the fiscal year ended April
     30, 1994 and incorporated herein by reference) (File No. 0-18724).

4.5  Amendment No. 3 to Amended and Restated Stock Option Plan for Employees of
     Marquette Electronics, Inc. adopted May 21, 1996 (filed as Exhibit 10.6 to
     Marquette Medical Systems, Inc.'s Form 10-K for the fiscal year ended April
     30, 1996 and incorporated herein by reference) (File No. 0-18724).

*4.6 Amendment No. 4 to Amended and Restated Stock Option Plan for Employees of
     Marquette Electronics, Inc. adopted November 20, 1998.

4.7 Marquette Electronics, Inc. Directors (non-employee) Stock Option Plan adopted August 19, 1993 (filed as Exhibit 10.23 to Marquette Medical
     Systems, Inc.'s Form 10-K for the fiscal year ended April 30, 1994 and incorporated herein by reference) (File No. 0-18724).

*4.8 Amendment No. 1 to Marquette Electronics, Inc. (non-employee) Stock
     Option Plan adopted November 20, 1998.

4.9  E For M 1991 Stock Option Plan (filed as Exhibit 4.1 to Marquette Medical
     Systems, Inc.'s Registration Statement on From S-8 filed on February 13,
     1996 (File No. 333-01334) and incorporated herein by reference).

*4.10 Amendment No. 1 to E For M 1991 Stock Option Plan adopted on November 20,
      1998.

4.11 E For M 1991 Key Employee Stock Option Plan (filed as Exhibit 4.2 to
     Marquette Medical Systems, Inc.'s Registration Statement on Form S-8 filed on February 13, 1996 (File No. 333-01334) and incorporated herein by reference).

*4.12 Amendment No. 1 to E For M 1991 Key Employee Stock Option Plan adopted on
      November 20, 1998.

*5.1 Opinion of Robert E. Healing, Corporate Counsel for General Electric
     Company, as to the legality of the securities being registered.

*23.1 Consent of KPMG Peat Marwick LLP

*23.2 Consent of Robert E. Healing (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

**24.1 Powers of Attorney.
